Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investors: Ben Matone, Inovio, 484-362-0076, ben.matone@inovio.com

Media: Jeff Richardson, Inovio, 267-440-4211, jrichardson@inovio.com

Inovio Enters License and Collaboration Agreement

with ApolloBio To Develop and Commercialize

VGX-3100 in Greater China

Inovio to receive $23 million in upfront payment;

an additional $20 million in future regulatory milestone payments and double-digit tiered royalties on sales

PLYMOUTH MEETING, Pa. – January 2, 2018 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) today announced that it entered an amended agreement providing ApolloBio Corporation (NEEQ: 430187) with the exclusive right to develop and commercialize VGX-3100, Inovio’s DNA immunotherapy product designed to treat pre-cancers caused by human papillomavirus (HPV), within Greater China (China, Hong Kong, Macao, Taiwan).

Based on the new agreement, ApolloBio will make an upfront payment of $23 million (an increase from the previously announced amount of $15 million), as well as potential future payments up to $20 million upon meeting certain milestones. In addition, Inovio is entitled to receive double-digit tiered royalty payments on sales. As part of the new terms which replace the previous amendments to this agreement that were announced on November 2, 2017, the parties have agreed to terminate ApolloBio’s right to purchase Inovio stock. This collaboration of VGX-3100 encompasses the treatment and/or prevention of pre-cancerous HPV infections and HPV-driven dysplasias (including cervical, vulvar and anal pre-cancers) and excludes HPV-driven cancers and all combinations of VGX-3100 with other immunostimulants. The agreement also provides for potential inclusion of the Republic of Korea during the next three years.

Dr. J. Joseph Kim, Inovio’s President and Chief Executive Officer, said, “ApolloBio is an excellent partner that brings significant capabilities and expertise relating to product development, the Chinese regulatory landscape, and the healthcare marketplace in China. We are pleased to move forward with an agreement that preserves the best interest for our shareholders by obtaining a greater upfront non-dilutive cash license fee of $23 million and removing the equity provisions. In addition, this collaborative agreement with ApolloBio could potentially accelerate our overall global VGX-3100 efforts by accessing clinical study patients in China. We expect this deal to close in the first quarter of 2018.”

Dr. Weiping Yang, Chief Executive Officer of ApolloBio, said, “This license and collaboration agreement marks our determination to introduce late stage innovative new drugs to meet severely unmet medical needs within the Greater China region. We are excited at the potential for VGX-3100 to address multiple indications within HPV-associated pre-cancer, and we very pleased to be launching this strategic collaboration with Inovio, an innovative global biotechnology partner.”

About VGX-3100

VGX-3100 is an HPV-specific immunotherapy that is being developed as a non-surgical treatment for high-grade cervical dysplasia and related underlying persistent HPV infection. VGX-3100 works in vivo to activate functional, antigen-specific, CD-8 T-cells to clear persistent HPV 16/18 infection and cause regression of pre-cancerous cervical dysplasia. In a phase 2b trial, VGX-3100 demonstrated clinical efficacy and was generally well tolerated, without the side effects and obstetric risks associated with surgical excision. VGX-3100 is a first-in-class HPV-specific immunotherapy that targets the underlying cause of cervical dysplasia, providing an opportunity for women to reduce their risk of cervical cancer without undergoing an invasive surgical procedure.

About HPV and Cervical Dysplasia

HPV is the most common sexually transmitted infection and is the main cause of cervical cancer, which kills more than 250,000 women every year worldwide. Among the 300 million women currently infected with HPV, 500,000 will be diagnosed with cervical cancer each year. Two types of HPV (HPV 16 and HPV 18) cause 70% of cervical cancer cases. High-grade cervical dysplasia is also caused by persistent HPV infection and is a pre-cancerous condition that can progress to cervical cancer if left untreated. Globally the number of high-grade cervical dysplasia cases is estimated to be in the range of 10 million.

Currently there are no approved medical treatments for persistent HPV infection or cervical dysplasia. The primary treatment for high-grade cervical dysplasia is surgical excision of the pre-cancerous lesion and a margin of healthy cervical tissue. Because surgical excision does not treat the underlying HPV infection that causes cervical dysplasia, there is a 10-16% risk of disease recurrence. Women with persistent HPV infection after surgical excision remain at high risk for cervical cancer. In addition, surgical treatment is associated with pain and cramping, and a risk for post-surgical bleeding, infection, and pre-term delivery and miscarriages during future pregnancies.

About ApolloBio Corp.

ApolloBio Corp. (NEEQ: 430187) is a leading Chinese biomedical company committed to research and development of innovative new medicines, accessing such new medicines through in-licensing, and additionally providing medical services. ApolloBio Corp. is focused on pharmaceutical products with significant market potential in China in the field of oncology; providing efficient access for American biomedical companies to enter into the Chinese market; and aiming to bring the newest and best medicines across the globe to the Chinese people. For more information, visit www.apollobio.com.

About Inovio Pharmaceuticals, Inc.

Inovio is taking immunotherapy to the next level in the fight against cancer and infectious diseases. We are the only immunotherapy company that has reported generating T cells in vivo in high quantity that are fully functional and whose killing capacity correlates with relevant clinical outcomes with a favorable safety profile. With an expanding portfolio of immune therapies, the company is advancing a growing preclinical and clinical stage product pipeline. Partners and collaborators include MedImmune, Regeneron, Genentech, The Wistar Institute, University of Pennsylvania, DARPA, GeneOne Life Science, Plumbline Life Sciences, ApolloBio Corporation, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and Laval University. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials, and the sufficiency of our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that the company and its collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, our Form 10-Q for the period ended September 30, 2017, and other regulatory filings we make from time to time. There can be no assurance that any product candidate in Inovio’s pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and Inovio undertakes no obligation to update or revise these statements, except as may be required by law.